
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D. C. 20549
                                                            SCHEDULE 13G
                                              Under the Securities Exchange Act of 1934
                                                      (Amendment No. ________)

                                                     Stuart Entertainment, Inc.
                                                          (Name of Issuer)

                                               Common Stock, Par Value $.01 Per Share
                                                   (Title of Class of Securities)

                                                              863689105
                                                (CUSIP Number of Class of Securities)

                                                           April 14, 1998
                                       (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)       [X]  Rule 13d-1(c)              [ ]  Rule 13d-1(d)

                                                         CUSIP NO. 863689105

------------------------------------------------------------------------------------------------------------------------------------
1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

     Wynnefield Partners Small Cap Value, L.P. 13-3688497

------------------------------------------------------------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) ___________________________________________________________________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 2 and 3)

------------------------------------------------------------------------------------------------------------------------------------

3)   SEC USE ONLY __________________________________________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

4)  Citizenship or Place of Organization    Delaware

------------------------------------------------------------------------------------------------------------------------------------

 NUMBER OF SHARES
 BENEFICIALLY OWNED
 BY EACH REPORTING           (5)  Sole Voting Power 289,224
 PERSON WITH                 -------------------------------------------------------------------------------------------------------

                             (6)  Shared Voting Power ______________________________________________________________________________

                             -------------------------------------------------------------------------------------------------------

                             (7)  Sole Dispositive Power 289,224

                             -------------------------------------------------------------------------------------------------------

                             (8)  Shared Dispositive Power _________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------------

9) Aggregate Amount Beneficially Owned By Each Reporting Person 289,224 shares

------------------------------------------------------------------------------------------------------------------------------------

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See  Instructions)

------------------------------------------------------------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Row (9)  4.17

------------------------------------------------------------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions)  PN

------------------------------------------------------------------------------------------------------------------------------------

                                                        (Page 1 of 5 Pages)


                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D. C. 20549
                                                            SCHEDULE 13G
                                              Under the Securities Exchange Act of 1934
                                                      (Amendment No. ________)

                                                     Stuart Entertainment, Inc.
                                                          (Name of Issuer)

                                               Common Stock, Par Value $.01 Per Share
                                                   (Title of Class of Securities)

                                                              863689105
                                                (CUSIP Number of Class of Securities)

                                                           April 14, 1998
                                       (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)       [X]  Rule 13d-1(c)              [ ]  Rule 13d-1(d)

                                                         CUSIP NO. 863689105

------------------------------------------------------------------------------------------------------------------------------------
1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

     Wynnefield Partners Small Cap Value, L.P.-I 13-3953291

------------------------------------------------------------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) ___________________________________________________________________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 1 and 3)

------------------------------------------------------------------------------------------------------------------------------------

3)   SEC USE ONLY __________________________________________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

4)  Citizenship or Place of Organization    Delaware

------------------------------------------------------------------------------------------------------------------------------------

 NUMBER OF SHARES
 BENEFICIALLY OWNED
 BY EACH REPORTING           (5)  Sole Voting Power 246,376
 PERSON WITH                 -------------------------------------------------------------------------------------------------------

                             (6)  Shared Voting Power ______________________________________________________________________________

                             -------------------------------------------------------------------------------------------------------

                             (7)  Sole Dispositive Power 246,376

                             -------------------------------------------------------------------------------------------------------

                             (8)  Shared Dispositive Power _________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------------

9) Aggregate Amount Beneficially Owned By Each Reporting Person 246,376 shares

------------------------------------------------------------------------------------------------------------------------------------

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See  Instructions)

------------------------------------------------------------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Row (9)  3.55

------------------------------------------------------------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions)  PN

------------------------------------------------------------------------------------------------------------------------------------

                                                        (Page 2 of 5 Pages)


                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D. C. 20549
                                                            SCHEDULE 13G
                                              Under the Securities Exchange Act of 1934
                                                      (Amendment No. ________)

                                                     Stuart Entertainment, Inc.
                                                          (Name of Issuer)

                                               Common Stock, Par Value $.01 Per Share
                                                   (Title of Class of Securities)

                                                              863689105
                                                (CUSIP Number of Class of Securities)

                                                           April 14, 1998
                                       (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)       [X]  Rule 13d-1(c)              [ ]  Rule 13d-1(d)

                                                         CUSIP NO. 863689105

------------------------------------------------------------------------------------------------------------------------------------
1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

     Wynnefield Small Cap Value Offshore Fund, Ltd.

------------------------------------------------------------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) ___________________________________________________________________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 1 and 2)

------------------------------------------------------------------------------------------------------------------------------------

3)   SEC USE ONLY __________________________________________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

4)  Citizenship or Place of Organization    Cayman Islands

------------------------------------------------------------------------------------------------------------------------------------

 NUMBER OF SHARES
 BENEFICIALLY OWNED
 BY EACH REPORTING           (5)  Sole Voting Power 133,900
 PERSON WITH                 -------------------------------------------------------------------------------------------------------

                             (6)  Shared Voting Power ______________________________________________________________________________

                             -------------------------------------------------------------------------------------------------------

                             (7)  Sole Dispositive Power 133,900

                             -------------------------------------------------------------------------------------------------------

                             (8)  Shared Dispositive Power _________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------------

9) Aggregate Amount Beneficially Owned By Each Reporting Person 133,900 shares

------------------------------------------------------------------------------------------------------------------------------------

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See  Instructions)

------------------------------------------------------------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Row (9)  1.93

------------------------------------------------------------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions)  CO

------------------------------------------------------------------------------------------------------------------------------------

                                                        (Page 3 of 5 Pages)

Item 1(a).  Name of Issuer:   Stuart Entertainment, Inc.

Item 1(b).  Address of Issuer's principal Executive Offices:

            3211 Nebraska Avenue, Council Bluffs, Iowa  51501


Item 2(a).  Name of Person Filing:

            Wynnefield Partners Small Cap Value, L.P.



Item 2(b).  Address of Principal Business Office or, if none, Residence:

            One Penn Plaza, Suite 4720, New York, N.Y. 10119


Item 2(c).  Citizenship:  Delaware


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share


Item 2(e).  CUSIP Number:  863689105


Item 3. If this statement is filed pursuant to ss. 240.13d-1(c), check this box |X|.


Item 4.     Ownership:

       (a)  Amount beneficially owned by all reporting persons: 669,500 shares

       (b)  Percent of class: 9.66

       (c)  Number of shares as to which the persons have:

           (i)   sole power to vote or to direct the vote 669,500

           (ii)  shared power to vote or to direct the vote --

           (iii) sole power to dispose or to direct the disposition of 669,500

           (iv)  shared power to dispose or to direct the disposition of --


Item 5.     Ownership of Five Percent or Less of a Class.


            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.

                               (Page 4 of 5 Pages)

Item 8.     Identification and Classification of Members of the Group.

            None of the reporting persons who have filed this schedule is a person described in clause (ii) of ss. 240.13d-1(b)(1).


Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:      April 21, 1998


                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                               By: WYNNEFIELD CAPITAL MANAGEMENT, LLC


                                   By: /s/ Robert Melnick
                                       -----------------------------------------
                                       Robert Melnick, Managing Member



                          WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                               By: Wynnefield Capital, Inc.

                                   By: /s/ Robert Melnick
                                       -----------------------------------------
                                       Robert Melnick, Vice President



                               (Page 5 of 5 Pages)